UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2007 (June 4, 2007)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On May 11, 2007, Nationwide Financial Services, Inc. (NFS) called for redemption of all of its outstanding 8% senior notes due in 2027. On June 4, 2007, the redemption was completed at a price of $317.4 million. This amount represents aggregate principal of $300.0 million, an $11.2 million early redemption premium (3.728% of the principal amount) and $6.2 million of accrued interest through the redemption date.

The senior notes were originally issued on March 10, 1997 and, in accordance with their terms, became subject to optional redemption by NFS on or after March 1, 2007.

As a result of this transaction, NFS will incur a charge of approximately $10.2 million ($6.6 million, net of taxes) during the quarter ended June 30, 2007. This charge includes the early redemption premium described above and the accelerated amortization of both unamortized debt issuance costs and the unamortized discount on the original issuance, partially offset by a deferred gain on previous hedging transactions. These amounts (excluding the early redemption premium) otherwise would have been recognized through 2027.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC. (Registrant)

Date: June 8, 2007	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President – Chief Financial Officer